Exhibit 99.1

PRESS RELEASE

China BAK Reports Fourth Quarter and Fiscal Year 2012 Financial Results

Shenzhen, China – December 20, 2012 – China BAK Battery, Inc. (“China BAK”, the “Company”, or “we”) (Nasdaq: CBAK), a leading global manufacturer of lithium-based battery cells, today announced its financial results for the fourth quarter and fiscal year ended September 30, 2012.

Recent Achievements and Highlights

  In December 2012, the Company's Technical R&D Program in Key Materials, Battery and Battery Pack for use in Electric Vehicles (“EV”) was selected into the National Support List for the New-Energy Vehicle Industry Innovation Program, which acknowledged China BAK’s top position as an EV battery supplier in China;
  Revenues from lithium polymer cells were $8.7 million for the fourth quarter fiscal 2012, up 85.4% from $4.7 million in the last quarter and up 187.3% from $3.0 million in the same period in fiscal 2011, reflecting the Company’s success in its product structure adjustment to capitalize on high-end smartphone business opportunities;
  Revenues from high-power lithium-ion battery cells reached a record $3.8 million during the fourth quarter fiscal 2012 , an increase of 220.2% year-over-year, reflecting our progress in expanding the EV battery supply;
  In July 2012, the Company’s Shenzhen-based subsidiary entered into a strategic cooperation program to develop electric vehicle battery modules and high-capacity battery products with FAWER Automotive Parts Limited Company, a subsidiary of China FAW Group Corporation, one of China’s leading vehicle manufacturers;
  In August 2012, the Company received a sample order to deliver three lithium-ion battery units to FAW-Volkswagen Automotive Co., Ltd., a major passenger sedan joint-venture of FAW Group Corporation and Volkswagen AG.

Fourth Quarter Fiscal Year 2012 Financial Results

Net revenues for the fourth quarter were $55.1 million, up 17.8% from $46.8 million last quarter and down 10.6% from $61.6 million for the same period in fiscal 2011.

Revenues from prismatic products, including aluminum-case cells and battery packs, which are used in mobile phones and certain personal electronic devices, were $27.9 million, same as the last quarter and down 40.9% from $47.2 million for the same period in fiscal 2011. The decline in prismatic products compared with last year was mainly attributable to the decline in both sales volume and average selling price as a result of the decrease in replacement market demand for traditional prismatic batteries.

Revenues from cylindrical cells, used in notebook computers, electric vehicles, power banks and certain other electronic devices, were $14.7 million, up 35.4% from $10.9 million sequentially and up 44.6% from $10.2 million for the same period in fiscal 2011.

Revenues from lithium polymer cells, used in smart phones, personal electronic devices such as PDAs, MP3 players and Bluetooth devices, were $8.7 million, up 85.4% from $4.7 million in the last quarter and up 187.3% from $3.0 million in the same period in fiscal 2011.

Revenues from high-power lithium battery cells, used in electric bicycles, other electric vehicles, power tools, and uninterruptible power supplies, and other applications manufactured at the Company’s Tianjin facility, were $3.8 million, up 13.2% from last quarter and up 220.2% from the same period in fiscal 2011.

Gross loss for the fourth quarter of fiscal year 2012 was $3.6 million, compared to gross loss of $5.1 million last quarter and gross profit of $8.3 million in the same quarter of last year. Our significant change from gross profit to gross loss was mainly due to:

  Decrease in sales volume and gross profit from prismatic products, including aluminum-case cells and battery packs, compared with fiscal year 2011, primarily due to the continued increase in cost of revenues as result of increases in raw materials costs and labor cost;

  Significant write-down of obsolete inventory over the fiscal year ended September 30, 2012.

Operating expenses totaled $16.4 million, or 30.1% of revenue, in the fourth quarter compared to $19.4 million, or 41.4% of revenue, in the last quarter and $13.5 million, or 21.9% of revenue, in the fourth quarter of fiscal 2011. Operating expenses in the fourth quarter of fiscal 2012 include an impairment charge of negative $2.4 million, compared with an impairment charge of $6.5 million in the fourth quarter of 2011. Research and development expenses were $1.1 million, or 1.9% of revenue, as compared to $1.6 million, or 3.4% of revenue in the last quarter and $1.9 million, or 3.0% of revenue in the same quarter of fiscal 2011. Sales and marketing expenses were $2.5 million, or 4.6% of revenue compared to $2.3 million, or 4.8% of revenue in the last quarter and $2.0 million, or 3.3% of revenue in the same quarter of fiscal 2011. General and administrative expenses were $15.2 million, or 28.0% of revenue compared to $11.9 million, or 25.5% of revenue in the last quarter and $3.1 million or 5.0% of revenue in the same quarter of fiscal 2011.

Operating loss for the fourth quarter was $20.0 million compared to $24.5 million in the last quarter and $5.2 million in the same quarter of fiscal 2011.

Net loss was $20.8 million, or diluted loss per share of $0.33, in the fourth quarter of fiscal 2012 compared to a net loss of $27.6 million, or diluted loss per share of $0.44, in the last quarter and net loss of $9.6 million, or diluted loss per share of $0.15, in the same quarter of fiscal 2011.

Fiscal Year 2012 Financial Results

For fiscal year 2012, net revenues were $205.7 million, down 6.1% from $219.0 million in fiscal 2011. Gross profit was $1.5 million or 0.7% of net revenues, down 94.4% from $26.3 million or 12.0% of net revenues for fiscal 2011. Operating loss was $56.7 million compared to $14.2 million in fiscal 2011. Net loss was $65.8 million, or diluted loss per share of $1.04, compared to a net loss of $24.5 million, or diluted loss per share of $0.39, in fiscal 2011.

Financial Condition

On September 30, 2012, China BAK had $9.3 million in cash and cash equivalents. For the fourth quarter of fiscal year 2012, Days Sales Outstanding (DSO) decreased to 142 days from 182 days last quarter and Days Sales of Inventory decreased to 100 days from 103 days last quarter. Short-term bank loans and long-term bank loans totaled $175.0 million, as compared to $169.7 million on June 30, 2012. Shareholders’ equity totaled $71.8 million. China BAK had $27.6 million available for borrowing under its credit facilities. The Company generated $4.7 million in cash flow from operating activities in fiscal year 2012.

Business Outlook

“Despite the continued weakness in global economy, we are excited to see a rapid growth in the EV market, and the Company has gained satisfactory achievement as one of the best battery suppliers in the EV industry. We are confident in our ability to expand our products in high-end market for higher revenue growth and gross margin. We will also continue to strive to implement cost control measures to improve our margins and achieve profitability,” commented Mr. Xiangqian Li, CEO of China BAK.

“In addition, it is expected that we will receive unearned rental income from leasing certain parts of our new R&D Center to third parties and subsidies from the Chinese government for our Technical R&D Program, which will support the Company’s cash flow for operations in year 2013,” added Mr. Li.

Conference Call

China BAK will host a conference call at 8:00 p.m. ET on Thursday, December 20, 2012 to discuss results for the fourth quarter and fiscal year 2012 ended September 30, 2012. To participate in the conference call, please dial the following number approximately ten minutes prior to the scheduled conference call time: 866-520-2327 or 212-444-0065. International callers should dial (86-10) 5759-2800. The meeting number for the call is *90722525* (Press * key before and after).

About China BAK Battery, Inc.

China BAK Battery, Inc. (NASDAQ: CBAK) is a leading global manufacturer of lithium-based battery cells. The Company produces battery cells that are the principal component of rechargeable batteries commonly used in cellular phones, smart phones, notebook computers, e-bikes, electric vehicles, power tools, uninterruptible power supplies, and portable consumer electronics such as portable media players, portable gaming devices, personal digital assistants, or PDAs, camcorders, digital cameras, and Bluetooth headsets. China BAK Battery, Inc.'s production facilities, located in Shenzhen and Tianjin, PRC, cover over three million square feet. For more information regarding China BAK Battery, Inc., please visit http://www.bak.com.cn.

Safe Harbor Statement

This press release contains forward-looking statements, which are subject to change. The forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All "forward-looking statements" relating to the business of China BAK Battery, Inc. and its subsidiary companies, which can be identified by the use of forward-looking terminology such as "believes," "expects" or similar expressions, involve known and unknown risks and uncertainties which could cause actual results to differ. These factors include but are not limited to: the ability of the Company to meet its contract obligations; the uncertain market for the Company's high-power lithium and other battery cells; business, macroeconomic, technological, regulatory, or other factors affecting the profitability of battery cells designed for electric vehicles; and risks related to China BAK's business and risks related to operating in China. Please refer to China BAK's Annual Report on Form 10-K for the fiscal year ended September 30, 2011, as well as other SEC reports that have been filed since the date of such annual report, for specific details on risk factors. Given these risks and uncertainties, you are cautioned not to place undue reliance on forward-looking statements. China BAK's actual results could differ materially from those contained in the forward-looking statements. China BAK undertakes no obligation to revise or update its forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.

Contact:

Investor Relations Department
China BAK Battery, Inc.
Tel: 86-755-61886818 ext 6856
E-mail: ir@bak.com.cn

-Financial Tables Follow-

China BAK Battery, Inc. and Subsidiaries
Consolidated Statements of Operations and Comprehensive Income / (Loss)
For the Three Months and Fiscal Years Ended September 30, 2012 and 2011
(Amounts in thousands, except per share data)

	Three Months Ended September 30,		Years Ended September 30,
	2012	2011	2012	2011
	(Unaudited)	(Unaudited)
Net Revenues	$54,291	$61,582	$205,671	$218,953
Cost of revenues	(57,916)	(53,316)	(204,198)	(192,649)
Gross profit	(3,625)	8,266	1,473	26,304

Operating expenses:
Research and development expenses	(1,054)	(1,871)	(5,759)	(7,287)
Sales and marketing expenses	(2,521)	(2,027)	(8,489)	(8,542)
General and administrative expenses	(15,183)	(3,060)	(40,009)	(18,130)
Impairment charge	2,405	(6,517)	(3,919)	(6,517)
Total operating expenses	(16,353)	(13,475)	(58,176)	(40,476)

Operating loss	(19,978)	(5,209)	(56,703)	(14,172)

Finance costs, net	(2,950)	(2,766)	(11,266)	(10,829)
Government grant income	3,324	411	5,354	1,454
Other (expense) / income	(1,162)	(369)	(798)	312
Loss before income taxes	(20,766)	(7,933)	(63,413)	(23,235)
Income tax benefits / (expense)	3	(1,618)	(2,394)	(1,302)
Net loss	$(20,763)	$(9,551)	$(65,807)	$(24,537)

Other comprehensive income / (loss)
- Foreign currency translation adjustment	720	2,393	1,525	7,794
Comprehensive loss	$(20,043)	$(7,158)	$(64,282)	$(16,743)

Net loss per share:
-Basic	$(0.33)	$(0.15)	$(1.04)	$(0.39)
-Diluted	$(0.33)	$(0.15)	$(1.04)	$(0.39)

Weighted average shares outstanding:
-Basic	63,095	63,093	63,095	62,945
-Diluted	63,095	63,093	63,095	62,945

China BAK Battery, Inc. and Subsidiaries
Consolidated Balance Sheets
As of September 30, 2012 and 2011
(Amounts in thousands)

	As of September 30,
	2012	2011
Assets
Current assets
Cash and cash equivalents	$9,272	$24,858
Pledged deposits	5,510	5,726
Trade accounts receivable, net	77,450	88,261
Inventories, net	65,384	67,141
Prepayments and other receivables	7,707	5,242
Deferred tax assets	4,000	6,001
Total current assets	169,323	197,229

Property, plant and equipment, net	238,758	243,238
Lease prepayments, net	32,504	32,731
Intangible assets, net	628	295
Deferred tax assets	1,737	1,749
Total assets	$442,950	$475,242

Liabilities
Current liabilities
Short-term bank loans	$151,382	$139,706
Current maturities of long-term bank loans	-	23,495
Accounts and bills payable	143,745	118,423
Accrued expenses and other payables	25,960	20,976
Total current liabilities	321,087	302,600

Long-term bank loans, less current maturities	23,657	14,975
Other long-term loan	7,587	2,457
Deferred revenue	7,700	7,456
Other long-term payables	10,364	11,732
Deferred tax liabilities	759	748
Total liabilities	371,154	339,968

Commitments and contingencies

Shareholders’ equity:
Ordinary shares US$ 0.001 par value; 100,000,000 authorized; 63,612,526 and 63,816,276 issued and outstanding as of September 30, 2010 and 2011 respectively	64	64
Donation Shares	14,102	14,102
Additional paid-in-capital	126,940	126,135
Statutory reserves	7,786	7,645
Accumulated deficit	(110,358)	(44,410)
Accumulated other comprehensive income	37,329	35,805
Less: Treasury shares	(4,067)	(4,067)
Total shareholders’ equity	71,796	135,274
Total liabilities and shareholders’ equity	$442,950	$475,242

China BAK Battery, Inc. and Subsidiaries
Consolidated Statements of Cash Flows
For the Three Months and Fiscal Years Ended September 30, 2012 and 2011
(Amounts in thousands)

	Three Months Ended September 30,		Years Ended September 30,
	2012	2011	2012	2011
	(Unaudited)	(Unaudited)
Cash flow from operating activities
Net loss	$(20,764)	$(9,551)	$(65,807)	$(24,537)
Adjustments to reconcile net loss to net cash provided by / (used in) operating activities:
Depreciation and amortization	2,983	4,359	18,519	18,628
Provision for / (recovery of) doubtful debts	(5,033)	(1,580)	6,749	1,911
Provision for / (recovery of) obsolete inventories	776	(1,562)	5,140	(1,807)
Share-based compensation	148	317	804	1,584
Deferred income taxes	6	1,650	2,117	1,231
Impairment charge	(2,405)	6,517	3,919	6,517
Deferred revenue	316	(62)	126	(244)
Exchange loss	2,710	1,365	2,828	1,424
Gain on disposal of property, plant and equipment	(16)	(2)	(16)	(471)
Changes in operating assets and liabilities:
Trade accounts receivable	17,961	(14,564)	5,939	(157)
Inventories	(5,404)	14,286	(2,391)	2,089
Prepayments and other receivables	6,010	65	(2,962)	473
Accounts and bills payable	9,552	9,097	22,048	20,032
Accrued expenses and other payables	(14,137)	(735)	8,073	8,645
Net cash (used in) / provided by operating activities	$(7,297)	$9,600	$5,086	$35,318

Cash flow from investing activities
Purchases of property, plant and equipment	(4,572)	(4,994)	(20,004)	(31,520)
Purchases of intangible assets	(3)	(177)	(467)	(181)
Government grants received	82	-	82	-
Proceeds from disposal of property, plant and equipment	21	32	21	656

Net cash used in investing activities	$(4,472)	$(5,139)	$(20,368)	$(31,045)

Cash flow from financing activities
Proceeds from borrowings	66,520	26,118	194,730	165,712
Repayment of borrowings	(57,998)	(23,796)	(195,488)	(172,642)
(Increase) / decrease in pledged deposits	(789)	928	303	4,130
Net cash provided by / (used in)
financing activities	$7,733	$3,250	$(455)	$(2,800)

Effect of exchange rate changes on cash and cash equivalents	231	48	150	797
Net increase / (decrease) in cash and cash equivalents	(3,805)	7,759	(15,587)	2,270
Cash and cash equivalents at the beginning of the period	13,076	17,099	24,858	22,588
Cash and cash equivalents at the end of the period	$9,272	$24,858	$9,272	$24,858